Exhibit 15.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Elron Electronic Industries Ltd. on Form S-8 (File No. 333-111310) of our report dated March 4, 2007 with respect to the consolidated balance sheet as of December 31, 2006 and 2005 and consolidated statements of operation, changes in shareholders’ equity (capital deficiency) and cash flows for the two years ended December 31, 2006, on our audits of the aforementioned financial statements of Notal Vision Inc., which is included in Elron Electronic Industries Ltd. annual report on Form 20-F for the year ended December 31, 2007.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member of PricewaterhouseCoopers International Limited

Tel-Aviv, Israel
June 25, 2008